Exhibit 23.7

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I hereby consent to being named as director nominee of Warrior Met Coal, LLC, a Delaware limited liability company (to be converted into a Delaware corporation and renamed Warrior Met Coal, Inc.) (the “Company”), in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (File No. 333-216499) (as amended, the “Registration Statement”), to the disclosure under the caption “Management” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: March 27, 2017	/s/ J. Brett Harvey
J. Brett Harvey